Exhibit 99.1

AITX Provides Update on Robotic Assistance Devices’ Sales and Dealer Channel Expansion

Detroit, Michigan, February 21, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced that its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD) has provided an update on sales activities and the continued expansion of its authorized dealer channel.

“Fiscal year 2024 begins next week and I’m enthusiastic with the depth and the caliber of what’s in RAD’s sales pipeline,” said Steve Reinharz, CEO of AITX and RAD. “We’re busy closing, producing and deploying these orders.”

The Company confirmed that it expects to book over 300 units on order before the fiscal year ends February 28, 2023. RAD had an intake of 187 device orders in FY 2022 which ended February 28, 2022. “We’re grinding to surpass the 300-unit mark for this fiscal year. Should we be successful in hitting it, that number will indicate a 60 percent increase over the previous fiscal year,” Reinharz added.

In a press release dated February 8, 2023, GXO, the world’s largest pure-play contract logistics provider, announced its expanded partnership with AITX and RAD. “GXO has ordered 4 RIOs and 1 AVA since we were given permission to name them as RAD’s largest single client. That’s 5 units in just 13 days!” Reinharz concluded.

“It’s impressive that RAD is continuing to penetrate new vertical markets and attract new dealer representation,” said Mark Folmer, RAD President. “RAD has recently secured new opportunities with one of the largest short line railroad companies and a leader in the cannabis distribution industry. The security problems that RAD solutions address are impacting just about every industry, and these industry leaders are eagerly seeking these solutions.”

Additionally, three new authorized dealers have been signed since the last announcement bringing the total number of RAD dealers to 57.

○	Citadel Security Forces, headquartered in Houston, Texas
○	DK Security, located in Grand Rapids, Michigan
○	TNT Security Solutions, with offices in Hearne, Texas

“I am so excited to be representing RAD solutions to our clients and prospects,” said Aaron Coker, President of Citadel Security Forces. “As a veteran and family man, I believe it’s my responsibility to do what I can to help keep our communities safe. RAD’s technology allows Citadel to be one step ahead of the bad guys.”

Folmer added, “the channel and product mix that is flowing through our sales pipeline is ideal. RAD is in a very strong position to greatly expand into even more markets, solving ongoing security problems while saving clients’ money.”

Notably, AITX and RAD CEO Steve Reinharz has been nominated to become a member of the Security Industry Association (SIA) Board of Directors

AITX through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz